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                                  Exhibit 21.0
                     Subsidiaries of Pulaski Financial Corp.

Registrant
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Pulaski Financial Corp.

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

Subsidiaries(1)                            Percentage of Ownership     Jurisdiction or State of Incorporation
---------------                            -----------------------     --------------------------------------
Pulaski Bank, A Federal Savings Bank                 100%                             United States

Pulaski Service Corporation (2)                      100%                             Missouri

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(1)  The operations of the subsidiaries of the Registrant are included in the
     Registrant's Consolidated Financial Statements contained in the Annual Report to Stockholders.
(2)  Wholly-owned by Pulaski Bank, A Federal Savings Bank.